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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                       GENZYME TRANSGENICS CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                37246E 10 5
                     ----------------------------------
                              (CUSIP Number)

                              APRIL 4, 2002
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)


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CUSIP No. 37246E 10 5             13G                         Page 2 of 6 Pages
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Genzyme Corporation
     06-1047163
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Massachusetts
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     5,443,242
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  5,443,242
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     5,443,242
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     19.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------

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CUSIP No. 37246E 10 5             13G                         Page 3 of 6 Pages

ITEM 1.

    (a)   Name of Issuer:
          Genzyme Transgenics Corporation
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices:
          175 Crossing Blvd.
          Framingham, MA  01701
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing:
          Genzyme Corporation
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if None, Residence:
          Genzyme Corporation
          One Kendall Square
          Cambridge, MA  02139
          ---------------------------------------------------------------------
    (c)   Citizenship:
          Genzyme Corporation is a Massachusetts Corporation
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities:
          Common Stock, $0.01 par value per share.
          ---------------------------------------------------------------------
    (e)   CUSIP Number:
          37246E 10 5
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act.

    (b) / / Bank as defined in section 3(a)(6) of the Act.

    (c) / / Insurance company as defined in section 3(a)(19) of the Act.

    (d) / / Investment company registered under Section 8 of the Investment Company Act.

    (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

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CUSIP No. 37246E 10 5             13G                         Page 4 of 6 Pages


    (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable

ITEM 4.  OWNERSHIP (AS OF APRIL 4, 2002)

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        See Box 9 on cover page.
    ---------------------------------------------------------------------------

    (b) Percent of class:
        See Box 11 on cover page.
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              See Box 5 on cover page.
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              See Box 6 on cover page.
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              See Box 7 on cover page.
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              See Box 8 on cover page.
              -----------------------------------------------------------------

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CUSIP No. 37246E 10 5             13G                         Page 5 of 6 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 37246E 10 5             13G                         Page 6 of 6 Pages


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 8, 2002



                                        Genzyme Corporation


                                        By: /s/ Michael S. Wyzga
                                           -----------------------------------
                                           Name: Michael S. Wyzga
                                           Title: Senior Vice President, Finance
                                                  and Chief Financial Officer